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625 Fourth Avenue South
Minneapolis, Minnesota  55415

[logo] LUTHERAN
       BROTHERHOOD


February 25, 1997


LB Variable Insurance Account I
625 Fourth Avenue South
Minneapolis, MN 55415

Dear Sir or Madam:

You have requested my opinion for use in conjunction with a Rule 24f-2 Notice for LB Variable Insurance Account I (the "Account") to be filed in respect of shares of beneficial interest of the Account ("Shares") sold for the fiscal year ended December 31, 1996, pursuant to the Account's Registration Statement filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (File No. 33-72386) ("Registration Statement").

In its Registration Statement, the Account elected to register an indefinite number of Shares pursuant to the provisions of SEC Rule 24f-2.

I have reviewed the amended Registration Statement of the Account and such other documents and records deemed relevant. On the basis of the foregoing, it is my opinion that the Shares sold for the fiscal year ended December 31, 1996, registration of which the Rule 24f-2 Notice makes definite in number, were legally issued, fully paid and non-assessable.

I consent to your filing this opinion as an Exhibit to the Rule 24f-2 Notice referred to above and to the Registration Statement of the Account.

Very truly yours,


/s/ James M. Odland
James M. Odland
Assistant Secretary

JMO\Opin97